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                                                                    EXHIBIT 99.1


                     (HERITAGE PROPANE PARTNERS, L.P. LOGO)


                                  PRESS RELEASE

                         HERITAGE PROPANE PARTNERS, L.P.
                    ANNOUNCES CLOSING OF EQUITY OFFERING AND
                       ENERGY TRANSFER COMPANY TRANSACTION


TULSA, OKLAHOMA - JANUARY 20, 2004 - Heritage Propane Partners, L.P. (NYSE:HPG) announced today that it has closed the previously announced business combination with Energy Transfer Company in a transaction valued at approximately $1.0 billion. The Partnership also announced the closing of its recent public offering of 8,000,000 Common Units. Heritage used the net proceeds from the offering to pay a portion of the consideration related to the business combination and for partnership purposes. In a related transaction, affiliates of Energy Transfer purchased U.S. Propane, L.P., the general partner of the Partnership. The closing of this transaction creates a diversified master limited partnership by adding the natural gas midstream operations of Energy Transfer to Heritage's existing retail propane operations.

H. Michael Krimbill, President of Heritage, stated, "This combination results in Heritage becoming one of the ten largest MLPs in the United States. We expect the larger Partnership will have a lower risk profile with enhanced access to the capital markets to finance future growth. We now have two platforms from which to grow: midstream natural gas and retail propane. We expect that this growth potential will give us the opportunity for increasing distributions to our unitholders."

Ray Davis, co-Chairman and co-CEO of Heritage, added, "With the combined operations we believe we have significant growth opportunities. We will now devote all of our efforts into growing the profitability of the Partnership, beginning with completion of the Bossier Pipeline project, which is expected to become operational by mid 2004. As previously announced, we expect that this transaction will be immediately accretive to our unitholders and that management expects to recommend to our board of directors an increase in the quarterly cash distribution from $0.65 to $0.70 per common unit ($2.80 annualized). In addition, as a result of this business combination being financed with about 70% equity, we have improved the credit profile of the Partnership providing a strong balance sheet from which to grow."

Copies of the final prospectus relating to the completed equity offering may be obtained from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, Attn: Prospectus Department, Phone:
718-765-6732, and Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone:
631-254-7106, Fax: 631-254-7268, email: niokioh_wright@adp.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Energy Transfer

Energy Transfer Company is a natural gas company based in Dallas, Texas. The Energy Transfer system includes approximately 4,500 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of
2.5 million cubic feet of natural gas per day and natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana.

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About Heritage

Heritage is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from over 300 customer service locations in 31 states. Operations extend from coast to coast, with concentrations in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed form time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership's website at www.heritagepropane.com. For information, please contact Michael L. Greenwood, Vice President - Finance, at 918-492-7272.